EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-138026 of our reports dated March 6, 2006 relating to the financial statements of Prosperity Bancshares, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Prosperity Bancshares, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Houston, Texas

November 3, 2006